Exhibit 10.2

DARÉ BIOSCIENCE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY1

The board of directors (the “Board”) of Daré Bioscience, Inc. (the “Company”) has approved a non-employee director compensation policy (this “Policy”).

Cash Compensation

Under this Policy, the Company will pay its non-employee directors retainers in cash, unless a director elects to receive his or her retainer for a given calendar year in the form of awards of unrestricted shares of the Company’s common stock, as described below.  Each non-employee director will receive a retainer for service on the Board and for service on each committee of which the director is a member. The chairmen of the Board and of each committee will receive higher retainers for such service. The amounts of the retainers are as follows:

		Annual Retainer ($)
Board of Directors
Chairman		65,000
Member		35,000
Committees of the Board of Directors
Audit	Chair	20,000
	Member	7,500
Compensation	Chair	15,000
	Member	5,000
Nominating and Corporate Governance	Chair	10,000
	Member	3,500
Clinical Advisory	Chair	20,000
	Member	10,000

These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment shall be prorated for any portion of such quarter during which the director was not serving.  The Company will also reimburse its non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and committee meetings.

Each non-employee director may elect to receive up to 100% of these retainers in the form of awards of unrestricted shares of the Company’s common stock, issued on the first trading day of the quarter following the quarter to which the retainer relates, for a number of shares of the Company’s common stock equal to (x) the amount of the cash retainer that would otherwise have been payable to such director on the date of grant divided by (y) the fair market value of the Company’s common stock on the date of grant.  Directors wishing to make this election for a given calendar year must make the election on or before the last day of the prior calendar year, except that the election with respect to calendar year 2016 and in any year in which a director is newly elected must be made on or before June 30th of such year or such other date as determined by the Board.

Equity Compensation

Initial Grants. Each director elected to the Board at the Company’s annual meeting of stockholders in fiscal year 2018 will receive an option to purchase 45,000 shares of the Company’s common stock (each, an “Initial Grant”). Each director newly elected to the Board thereafter will receive

[1]	As approved by the Board on April 9, 2018.

an Initial Grant. Each Initial Grant will vest as to one-third of the shares of the Company’s common stock underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the director’s continued service as a director, and will become exercisable in full upon a Change in Control (as defined below).

Annual Grants. Beginning with the annual meeting of stockholders held in fiscal year 2019, each director elected to the Board at an annual meeting of stockholders and that has served on the Board for at least six months will receive an option to purchase 15,000 shares of the Company’s common stock (each, an “Annual Grant”). Each Annual Grant will vest in full on the earlier of the first anniversary of the date of grant or immediately prior to the Company’s first annual meeting of stockholders occurring after the date of grant, subject to the director’s continued service as a director, and will become exercisable in full upon a Change in Control.

Exercise Price. The exercise price of each option granted under this Policy will equal the fair market value of the Company’s common stock on the date of grant.

Change in Control. For purposes of this Policy, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions occurring after the date of grant of the applicable equity award, of any one or more of the following events: (1) any person or persons acting together becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (2) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or (3) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company during any twelve month period, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.  Notwithstanding the above, to the extent that any interpretation of this definition would otherwise cause the option on or following a Change in Control to constitute deferred compensation that is subject to Section 409A of the Internal Revenue Code, and not otherwise exempt from complying with the provisions of the statute, then a Change in Control shall only be deemed to occur if the Change in Control also qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of a corporation’s assets as defined in Treasury Regulation Section 1.409A-3(i)(5).  No Change in Control will be deemed to occur because of a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.